Exhibit 99.1

Fly-E Group, Inc. Regains Compliance with Nasdaq Minimum Bid Price Requirement

NEW YORK, July 28, 2025 (GLOBE NEWSWIRE) -- Fly-E Group, Inc. (Nasdaq: FLYE) ("Fly-E" or the "Company"), an electric vehicle company engaged in designing, installing, selling, and renting smart electric motorcycles, electric bikes, and electric scooters, today announced that it received a letter from the Listing Qualifications Department of The Nasdaq Stock Market LLC ("Nasdaq") on July 22, 2025, notifying the Company that it has regained compliance with the Nasdaq Capital Market's minimum bid price requirement.

To regain compliance with the minimum bid price requirement, the Company's common stock is required to maintain a minimum closing bid price of $1.00 or more for at least 10 consecutive business days. The Company evidenced a closing bid price of its common stock at or greater than the $1.00 per share minimum requirement for the last 11 consecutive business days, from July 7, 2025 through July 21, 2025. Accordingly, Nasdaq determined that Fly-E has regained compliance with Nasdaq Marketplace Rule 5550(a)(2) and the matter is now closed.

About Fly-E Group, Inc.

Fly-E Group, Inc. is an electric vehicle company that is principally engaged in designing, installing, selling, and renting smart electric motorcycles, electric bikes and electric under the brand "Fly E-Bike." The Company's commitment is to encourage people to incorporate eco-friendly transportation into their active lifestyles, ultimately contributing towards building a more environmentally friendly future. For more information, please visit the Company's website: https://investors.flyebike.com.

Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. These forward-looking statements involve known and unknown risks and uncertainties and are based on the Company's current expectations and projections about future events that the Company believes may affect its financial condition, results of operations, business strategy and financial needs. Investors can find many (but not all) of these statements by the use of words such as "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct. The Company cautions investors that actual results may differ materially from the anticipated results, and that the forward-looking statements contained in this press release are subject to the risks set forth in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the section under "Risk Factors" of its most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2025, filed with the SEC on July 15, 2025. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law.

For investor and media inquiries, please contact:

Fly-E Group, Inc.

Investor Relations Department

Email: ir@flyebike.com

Ascent Investor Relations LLC

Tina Xiao

Phone: +1-646-932-7242

Email: investors@ascent-ir.com